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                                                                 [MEGATEST LOGO]
PRESS RELEASE

                                                         MEGATEST CORPORATION
                                                         1321 RIDDER PARK DRIVE
                                                         SAN JOSE, CA 95131-2806
                                                         TEL. NO. 408-437-9700
                                                         FAX 408-451-3201

FOR MORE INFORMATION, CONTACT:

    Paul W. Emery, II                                Rae Anne Chalmers
    Chief Financial Officer                          Manager, Investor Relations
    Megatest Corporation                             Megatest Corporation
    (408) 441-3170                                   (408) 451-3255


                 TERADYNE, MEGATEST ANNOUNCE AGREEMENT TO MERGE

FOR IMMEDIATE RELEASE                                      September 6, 1995


BOSTON, MA Teradyne, Inc. and Megatest Corporation today announced that the two companies have entered into a definitive merger agreement. Under the terms of the proposed merger, which will take the form of a pooling of interests, each Megatest stockholder will receive between 0.8333 and 0.9091 share of Teradyne stock for each share of Megatest stock, the exact ratio depending on the market price of Teradyne common stock during the period prior to the completion of the transaction. At the closing price for Teradyne stock on September 1, the agreement values Megatest's currently outstanding shares at approximately $245 million. The transaction is subject to certain conditions, including anti-trust clearance under the Hart-Scott-Rodino Act and approval by Megatest stockholders. It is expected that the transaction will close in January, 1996.

Teradyne, Inc., based in Boston Massachusetts, is a leading manufacturer of automatic test equipment and connection systems for the electronics and telecommunications industries. Its sales in the year ending December 31, 1994 were $677 million, and it employs more than 4,000 people worldwide. Its stock is listed on the New York Stock Exchange under the symbol TER.

Megatest Corporation, based in San Jose, California, manufactures several lines of semiconductor test systems. Its sales in the fiscal year ending August 31, 1994 were $100 million. It employs 550 people worldwide. Its stock is traded on the NASDAQ National Capital Market under the symbol MEGT.

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